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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) NOVEMBER 2, 2005

                           COHESANT TECHNOLOGIES INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its chapter)

         DELAWARE                          1-13484               34-1775913
         --------                          -------               ----------
(State or other jurisdiction             (Commission           (IRS Employer
     of incorporation                    File Number)        Identification No.)


           5845 W. 82ND STREET, SUITE 102
                INDIANAPOLIS, INDIANA                              46278
      ----------------------------------------                     -----
      (Address of principal executive offices)                   (Zip Code)


        Registrant's telephone number, including area code (317) 871-7611



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ITEM 1.02.  TERMINATION OF MATERIAL DEFINITIVE AGREEMENTS

        At the November 2, 2005 Board of Directors meeting, the Directors approved a termination of the Financial Advisory Agreement with Clarion Capital Corporation, an entity controlled by Morton A. Cohen, a Company Director, effective November 30, 2005. Under the Agreement, Clarion received compensation of $52,000 per annum. A portion of the management services provided by Clarion will now be provided by Drummond Road LLC, an entity controlled by Morris Wheeler, the Company's CEO, under an amended administrative services agreement. The current administrative services agreement with Drummond Road provides for office space and office administrative support at an annual cost of $50,000. Effective December 1, 2005, compensation to Drummond will increase to $86,667 per annum. The revised agreement will have a term of six-months, renewable by the parties on a month-to-month basis thereafter. The revised agreement will be filed with the Company's Form 10-KSB for the fiscal year ending November 30, 2005.
        At the Board meeting, the Directors also authorized the repurchase of up to 30,200 shares of Common Stock at $8.00 per share (the volume weighted average sale price over the prior 10 trading days) from key employees, the proceeds of which would have been used to pay at the November 5, 2005 maturity the debt due the Company from such individuals relating to their 2001 restricted stock purchases. The employees declined the Company's offer and repaid their notes using other funds.

ITEM 8.01.  OTHER EVENTS.

On November 3, 2005, the Company announced its semi-annual dividend of $0.135 per share payable on November 30, 2005 to stockholders of record on November 18, 2005. The Press Release is attached hereto as Exhibit 99.1


ITEM 9.01. EXHIBITS

The following exhibit is furnished pursuant to Item 8.01, is not to be considered "filed" under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and shall not be incorporated by reference into any of Cohesant Technologies Inc.'s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act.

            (c) Exhibits.

                   99.1   -   Press Release dated November 3, 2005.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   COHESANT TECHNOLOGIES INC.

Date: November 4, 2005             By: /s/ Robert W. Pawlak
                                       ---------------------------
                                       Robert W. Pawlak, Chief Financial Officer